Contact	Chris Grandis	Moved on Business Wire
	Media Relations Director	May 17, 2012
Corporate
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
Corporate
703.641.3000
investorrelations@csc.com

CSC REPORTS FOURTH QUARTER AND FISCAL YEAR 2012 RESULTS

FALLS CHURCH, Va., May 17 – CSC (NYSE: CSC) today reported fourth quarter fiscal 2012 revenue of $4.11 billion and fully diluted EPS from continuing operations of ($1.02) compared to fourth quarter fiscal 2011 revenue of $4.20 billion and fully diluted EPS from continuing operations of $1.01. Fourth quarter revenue declined by 2.1% and declined 1.5% in constant currency.

The Company also announced full year revenue of $15.88 billion and fully diluted EPS from continuing operations of ($27.38) compared to fiscal 2011 revenue of $16.04 billion and fully diluted EPS from continuing operations of $4.51. Full year revenue decreased by 1.0% and decreased 2.9% in constant currency. The reduction in the Company’s earnings per share for fiscal 2012 as compared to fiscal 2011 is primarily due to goodwill impairment charges of $17.41 per share, a U.K. National Health Service (NHS) charge of $10.03 per share, a U.S. claims settlement of $1.06 per share, a restructuring charge of $0.88 per share, higher corporate general and administrative expenses, and dilution from acquisitions. These charges were partially offset by a lower tax rate.

The financial summary for the quarter and full year include:

•	New business awards of $6.3 billion for the quarter, an increase of 40% year-over-year, and $19.3 billion for the year, an increase of 30%.
•	Pre-tax margin of (3.79%) for the quarter and (27.38%) for the year.
•	Operating margin of (1.73%) for the quarter and (7.88%) for the year.
•	Operating cash flow of $496 million for the quarter and $1.18 billion for the year.
•	Free cash flow of $231 million for the quarter and $59 million for the full year.

New Business Awards

Across the three lines of business, new business awards for the fourth quarter were $6.3 billion. The Managed Services Sector (MSS) reported $4.0 billion of new business, North American Public Sector (NPS) contributed approximately $1.2 billion, and Business Solutions & Services (BSS) closed $1.1 billion of new business.

For the full year, new business awards of $19.3 billion increased by 30% when compared to fiscal 2011. 2012 awards were comprised of $9.5 billion from MSS, $6.0 billion from NPS, and $3.8 billion from BSS.

 Revenue by Line of Business

For the quarter, NPS revenue was $1.40 billion (down 6.6% from the fourth quarter last year), MSS revenue was $1.71 billion (a decrease of 2.3% from the fourth quarter of last year and a decrease of 1.3% in constant currency) and BSS revenue was $1.03 billion (an increase of 5.1% from the fourth quarter last year and an increase of 5.7% in constant currency).

For the fiscal year, NPS revenue was $5.70 billion (down 5.0% from last year), MSS revenue was $6.62 billion (an increase 0.5% from last year and a decrease of 2.2% in constant currency) and BSS revenue was $3.68 billion (an increase of 3.0% from last year and a decrease of 0.5% in constant currency).

CEO Commentary by Mike Lawrie

“We consider these results to be very poor as the Company is executing well below an acceptable level for CSC and its investors. There are many reasons for our under-performance – primarily NHS write-offs and challenges managing our cost structure, aligning our global organization, and in executing some of our MSS contracts. We are also experiencing some market headwinds in the Federal business and in Europe.

There were some positives in the quarter – namely our new business awards of $6.3 billion which showed particular strength in MSS and in North America.

As I said previously, our Company is in a turnaround situation and we are taking the first steps on that journey which include remediation plans for under-performing contracts, new leadership, revised compensation plans which reward business performance, implementing a more efficient operating model with updated lines of accountability, restructuring and cost re-balancing activities. This will be a multi-year journey, but we aim to place our business on a more profitable trajectory to the benefit of our employees, customers, and investors. I am confident that we can fix our current problems and start to deliver more acceptable results.”

Guidance

The Company is still evaluating the impact of the turnaround initiatives and will issue annual guidance for fiscal year 2013 at a later date, probably during the next earnings call which will be held in August.

Conference Call and Webcast

CSC senior management will host a conference call and Webcast at 11 a.m. EDT today. The conference call dial-in number for domestic callers is 888-378-0320.  Callers who reside outside the United States or Canada should dial 719-325-4856. The passcode for all participants is 4283894. The Webcast and presentation slides can be accessed at www.csc.com/investor_relations.

Non-GAAP Measures

In an effort to provide investors with additional information regarding the Company’s results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release non-GAAP information which management believes provides useful information to investors, including: operating income, operating margin, and free cash flow.  A reconciliation of the adjustments to GAAP results for the quarter and twelve months ending March 30, 2012, as well as the rationale for management’s use of non-GAAP measures, is included in the tables below.

About CSC
CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 98,000 employees and reported revenue of $15.9 billion for the 12 months ended March 30, 2012. For more information, visit the company’s website at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 1, 2011 and any updating information in subsequent SEC filings.  The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

Revenues by Segment
(preliminary and unaudited)

	Quarter Ended
			% of Total Revenue
(Amounts in millions)	March 30, 2012	April 1, 2011	Fiscal 2012	Fiscal 2011
Business Solutions & Services	$1,031	$981	25%	23%
Managed Services Sector	1,710	1,751	42	42

Department of Defense(2)	962	1,046	23	25
Civil Agencies(2)	397	406	10	10
Other(1)	45	51	1	1
North American Public Sector	1,404	1,503	34	36
Corporate & Eliminations	(31)	(33)	(1)	(1)
Total Revenue	$4,114	$4,202	100%	100%

	Twelve Months Ended
			% of Total Revenue
(Amounts in millions)	March 30, 2012	April 1, 2011	Fiscal 2012	Fiscal 2011
Business Solutions & Services	$3,677	$3,570	23%	23%
Managed Services Sector	6,618	6,583	42	41

Department of Defense(2)	3,863	4,290	25	27
Civil Agencies(2)	1,618	1,508	10	9
Other(1)	222	204	1	1
North American Public Sector	5,703	6,002	36	37
Corporate & Eliminations	(121)	(113)	(1)	(1)
Total Revenue	$15,877	$16,042	100%	100%

(1)	Other revenues consist of state, local and select foreign government, as well as commercial contracts performed by the North American Public Sector reporting segment (NPS)

(2)	Certain fiscal 2011 amounts were reclassified from Department of Defense to Civil Agencies to conform to the current year presentation.

Consolidated Statements of Operations
(preliminary and unaudited)

	Quarter Ended		Twelve Months Ended
(Amounts in millions, except per-share amounts)	March 30, 2012	April 1, 2011	March 30, 2012	April 1, 2011

Revenues	$4,114	$4,202	$15,877	$16,042

Costs of services (excludes depreciation and amortization, specified contract charge, settlement charge and restructuring costs of $137 (2012))	3,521	3,386	13,406	12,925
Cost of services – specified contract charge (excludes amount charged to revenue of $204)	—	—	1,281	—
Cost of services – settlement charge (excludes amount charged to revenue of $42)	—	—	227	—
Selling, general and administrative (excludes restructuring costs of $3 (2012))	295	235	1,141	965
Depreciation and amortization	282	276	1,152	1,073
Restructuring costs	140	—	140	—
Goodwill impairment	—	—	2,745	—
Interest expense	45	41	176	168
Interest income	(6)	(12)	(38)	(37)
Other (income) expense, net	(7)	(6)	(6)	(20)
Total costs and expenses	4,270	3,920	20,224	15,074

(Loss) income from continuing operations before taxes	(156)	282	(4,347)	968
Taxes on income	(3)	120	(121)	243
(Loss) income from continuing operations	(153)	162	(4,226)	725
Income from discontinued operations, net of taxes	—	13	1	34
Net (loss) income	(153)	175	(4,225)	759
Less: Net income attributable to noncontrolling interest, net of tax	5	4	17	19
Net (loss) income attributable to CSC common shareholders	$(158)	$171	$(4,242)	$740

Earnings (loss) per common share:
Basic:
Continuing operations	$(1.02)	$1.02	$(27.38)	$4.57
Discontinued operations	—	0.08	0.01	0.22
	$(1.02)	$1.10	$(27.37)	$4.79
Diluted:
Continuing operations	$(1.02)	$1.01	$(27.38)	$4.51
Discontinued operations	—	0.08	0.01	0.22
	$(1.02)	$1.09	$(27.37)	$4.73

Cash dividend per common share	$0.20	$0.20	$0.80	$0.70
Weighted average common shares outstanding for:
Basic EPS	155.098	154.817	155.012	154.488
Diluted	155.098	157.278	155.012	156.605

Selected Balance Sheet Data
(preliminary and unaudited)

(Amounts in millions)	March 30, 2012	April 1, 2011

Assets
Cash and cash equivalents	$1,093	$1,837
Receivables, net	3,257	3,719
Prepaid expenses and other current assets	533	2,001
Total current assets	4,883	7,557

Property and equipment, net	2,441	2,496
Outsourcing contract costs, net	562	647
Software, net	649	562
Goodwill	1,752	4,038
Other assets	902	820
Total Assets	$11,189	$16,120

Liabilities
Short-term debt and current maturities of long-term debt	$1,254	$170
Accounts payable	478	517
Accrued payroll and related costs	789	817
Accrued expenses and other current liabilities	1,339	1,291
Deferred revenue and advance contract payments	619	987
Income taxes payable and deferred income taxes	57	396
Total current liabilities	4,536	4,178

Long-term debt, net of current maturities	1,486	2,409
Income tax liabilities and deferred income taxes	357	511
Other long-term liabilities	1,976	1,462

Total Equity	2,834	7,560

Total Liabilities and Equity	$11,189	$16,120

Debt as a percentage of total capitalization	49.2%	25.4%

Consolidated Statements of Cash Flows
(preliminary and unaudited)
	Twelve Months Ended
(Amounts in millions)	March 30, 2012	April 1, 2011
Cash flows from operating activities:
Net (loss) income	$(4,225)	$759
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,212	1,140
Goodwill impairment	2,745	—
Specified contract charge	1,485	—
Settlement charge	269	—
Stock based compensation	36	56
Deferred taxes	(115)	100
Loss (gain) on dispositions	30	(74)
Provision for losses on accounts receivable	18	7
Excess tax benefit from stock based compensation	(2)	(6)
Unrealized foreign currency exchange gain	(8)	(9)
Impairment losses and contract write-offs	156	23
Cash surrender value in excess of premiums paid	(7)	(6)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in receivables	232	170
Increase in prepaid expenses and other current assets	(210)	(116)
Decrease in accounts payable and accrued expenses	(67)	(234)
Decrease in income taxes payable and income tax liability	(138)	(44)
Decrease in advances contract payments and deferred revenue	(247)	(204)
Other operating activities, net	12	2
Net cash provided by operating activities	1,176	1,564

Cash flows from investing activities:
Purchases of property and equipment	(569)	(663)
Outsourcing contracts	(179)	(138)
Acquisitions, net of cash acquired	(374)	(158)
Business dispositions	2	119
Software purchased and developed	(227)	(164)
Proceeds from sale of property and equipment	11	105
Other investing activities, net	28	7
Net cash used in investing activities	(1,308)	(892)

Cash flows from financing activities:
Borrowings under lines of credit	140	105
Repayment of borrowings under lines of credit	(120)	(1,599)
Principal payments on long-term debt	(485)	(92)
Proceeds from stock options and other common stock transactions	13	73
Excess tax benefit from stock based compensation	2	6
Repurchase of common stock and acquisition of treasury stock	—	(65)
Dividend payments	(124)	(77)
Other financing activities, net	(7)	(27)
Net cash used in financing activities	(581)	(1,676)
Effect of exchange rate changes on cash and cash equivalents	(31)	57
Net decrease in cash and cash equivalents	(744)	(947)
Cash and cash equivalents at beginning of year	1,837	2,784
Cash and cash equivalents at end of year	$1,093	$1,837

Non-GAAP Financial Measures

The following tables reconcile operating income and free cash flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.  CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.  Management uses operating income to evaluate business unit financial performance and it is one of the measures used in assessing management performance.  One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company.  CSC compensates for these limitations by providing reconciliation between operating income and income before taxes.

GAAP Reconciliations

Operating (loss) income	Quarter Ended		Twelve Months Ended
(Amounts in millions)	March 30, 2012	April 1, 2011	March 30, 2012	April 1, 2011

Operating (loss) income	$(71)	$338	$(1,251)	$1,217
Corporate G&A	(53)	(33)	(219)	(138)
Interest expense	(45)	(41)	(176)	(168)
Interest income	6	12	38	37
Goodwill impairment	—	—	(2,745)	—
Other income (expense), net	7	6	6	20
(Loss) income from continuing operations before taxes	$(156)	$282	$(4,347)	$968

Free Cash Flow	Quarter Ended		Twelve Months Ended
(Amounts in millions)	March 30, 2012	April 1, 2011	March 30, 2012	April 1, 2011

Free cash flow	$231	$511	$59	$629
Net cash used in investing activities	220	157	1,308	892
Acquisitions, net of cash acquired	(6)	—	(374)	(158)
Business dispositions	2	65	2	119
Short-term investments	1	(1)	4	(9)
Payment on capital leases and other long-term asset financings	48	28	177	91
Net cash provided by operating activities	$496	$760	$1,176	$1,564
Net cash used in investing activities	$(220)	$(157)	$(1,308)	$(892)
Net cash used in financing activities	$(110)	$(413)	$(581)	$(1,676)

Operating (loss) income	$(71)	$338	$(1,251)	$1,217
Operating margin	(1.73)%	8.04%	(7.88)%	7.59%
Pre-tax margin	(3.79)%	6.71%	(27.38)%	6.03%

Note:  Free cash flow is a non-GAAP measure and the Company's definition of such measure may differ from other companies. We define free cash flow as equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments (including short-term investments and purchase or sale of available for sale securities), and (3) payments on capital leases and other long-term asset financings. Operating margin is defined as operating income as a percentage of revenue. Pre-tax margin is defined as income before taxes as a percentage of revenue.